Exhibit 99.1

Consistent with our previous public filings, FY2004 financial information presented herein pertain to a predecessor entity. Also, FY2005 financial information presented herein are non-GAAP financial measurements as they combine such financial information for a predecessor entity and Stewart & Stevenson LLC for the period of February 1, 2005 to January 22, 2006 and January 23, 2006 to January 31, 2006, respectively. We have included this combined financial information for FY2005 because we believe that a full year measurement is more useful to investors to analyze our financial information.

Actions Taken For Current Market Conditions
▪	Targeted Areas for Expense Reductions
▪	Employee and contract labor

▪	Travel and entertainment

▪	Auto and truck expense

▪	Freight

▪	Rental fleet maintenance

▪	Health and welfare benefits

▪	Supplies

▪	Advertising
▪	Working Capital
▪	Equipment segment is working capital intensive

▪	Slowdown in the business will result in lower working capital requirements

▪	Company will generate additional cash as it reduces its working capital

Aftermarket Business
▪	Facilities and resources are strategically located in major U.S. oilfield markets and hard to replicate:
▪	Approximately 800 highly trained service technicians

▪	Approximately 570 service bays

▪	Substantial fleet of field service vehicles increases geographic reach and expands total service capacity

Strategic Partnerships with OEMs
▪	Average relationship with our seven key OEMs is 40 years long

▪	Approximately 62% of parts and service revenue are products sourced from our seven key OEMs

▪	The only factory-authorized parts and service provider for a substantial portion of product offerings

▪	Aftermarket parts and service business supports equipment from approximately 100 manufacturers

Rental Business
▪	Industries served include oil and gas, power generation, construction, material handling, military and mining

▪	Nearly 1,400 rental units as of November 1, 2008

▪	Operating margin of approximately 24%

▪	FY 2008 revenue growth driven by Hurricanes Ike and Gustov

Customer Base
▪	Over 2,000 active customers across all industries

▪	Top 10 customers historically represent 25%-30% of total revenue

▪	No single customer accounts for more than 7% of total revenue

EBITDA Reconciliation

($ millions)					Nine Months Ended
	FY 2004	FY 2005	FY 2006	FY 2007	2007	2008
Net earnings (loss) from continuing operations	$6.3	$15.2	$41.5	$91.8	$72.1	$49.4

Add:

Interest expense, net	0.2	0.4	19.8	29.1	21.6	18.8

Income tax expense	0.5	10.2	0.7	5.2	6.1	1.5

Depreciation and amortization	16.4	13.3	17.2	19.2	14.9	13.4

EBITDA	$23.4	$39.1	$79.2	$145.3	$114.7	$83.1

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measurement. We use EBITDA because we believe that such a measurement is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and that this measurement may be used by some investors and others to make informed investment decisions. You should not consider it in isolation from or as substitute for net income or cash flow measures prepared in accordance with GAAP or as a measure of profitability or liquidity. EBITDA calculations by one company may not be comparable to EBITDA calculations made by another company. This table provides a reconciliation of net earnings (loss) from continuing operations (a GAAP financial measure) to EBITDA (a non-GAAP financial measure).